FORM 1

(SECTION 5)

"COMPANY ACT"

MEMORANDUM

I wish to be formed into a Company with limited liability under the "Company Act" in pursuance of this Memorandum.

1. The name of the Company is TIMPETE MINING CORPORATION.

2. The authorized capital of the Company consists of TWENTY MILLION (20,000,000) common shares without par value.

3. I agree to take the number of shares in the Company set opposite my name.

FULL NAME, RESIDENT ADDRESS AND OCCUPATION OF SUBSCRIBER	NUMBER KIND AND CLASS OF SHARES TAKEN BY SUBSCRIBER
/s/ Gregory C.K. Smith Gregory C.K. Smith 1105 Esquimalt Avenue West Vancouver, B.C. V7T 1K2 Barrister and Solicitor	One (1) Common share
TOTAL SHARES TAKEN	One (1) Common share

DATED at Vancouver, British Columbia, this 13th day of July, 1995..